SCHEDULE K
                                       TO
                        THE ADVISORS' INNER CIRCLE FUND
                        AMENDED AND RESTATED RULE 18F-3
                              MULTIPLE CLASS PLAN
                            DATED FEBRUARY 21, 2007

                                   CITI FUNDS

--------------------------------------------------------------------------------
FUND                                    A SHARES           I SHARES
--------------------------------------------------------------------------------
Citi Market Pilot 2020 Fund                X                  X
--------------------------------------------------------------------------------
Citi Market Pilot 2030 Fund                X                  X
--------------------------------------------------------------------------------
Citi Market Pilot 2040 Fund                X                  X
--------------------------------------------------------------------------------

                                                                     EXHIBIT K.1

                          CITI MARKET PILOT 2020 FUND
                          CITI MARKET PILOT 2030 FUND
                          CITI MARKET PILOT 2040 FUND

                        CERTIFICATE OF CLASS DESIGNATION

                                    A SHARES
                                    --------

1.       Class-Specific Distribution Arrangements, Other Expenses
         --------------------------------------------------------

         A Shares of each of the Funds are sold subject to a front-end sales charge. The front-end sales charges are indicated on the following table.

         Additionally, A Shares are also subject to a Rule 12b-1 fee. The Trust, on behalf of the Funds, will reimburse the distributor annually for expenses incurred in connection with its distribution activities under the distribution plan approved by the Board of Trustees, not to exceed an annual rate of 0.25% of each Fund's average daily net assets attributable to the A Shares of each Fund. Such activities include those associated with the promotion and sale of the Fund's A Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel. A Shares are subject to a shareholder service plan under which the Funds may pay an annual fee up to 0.25% of assets attributable to A Shares (the "Plan"). The fee is used to compensate service providers for services and expenses incurred in connection with shareholder or account maintenance and other services to A Shares shareholders (including, where applicable, any underlying beneficial owners) identified in the Plan.

         The following table shows the load waived sales charge on A Shares of the Funds:

---------------------------------------------------------------------------------------------------
         Investment                                 Sales Charge - %             Sales Charge - %
                                                    of Offering Price            of Net Investment
---------------------------------------------------------------------------------------------------
         Less than $100,000                               4.50%         4.71%
---------------------------------------------------------------------------------------------------
         $100,000 but less than $250,000                  3.50%         3.63%
---------------------------------------------------------------------------------------------------
         $250,000 but less than $500,000                  2.50%         2.56%
---------------------------------------------------------------------------------------------------
         $500,000 but less than $1,000,000                2.00%         2.04%
---------------------------------------------------------------------------------------------------
         $1,000,000 and over*                             None          None
---------------------------------------------------------------------------------------------------


* A contingent deferred sales charge (CDSC) will be charged on certain purchases of $1,000,000 or more that are redeemed within 18 months of purchase.

2.       Eligibility of Purchasers
         -------------------------

         A Shares are available to individual and institutional investors and require a minimum initial investment.

3.       Exchange Privileges
         -------------------

A Shares of each Citi Fund may be exchanged for A Shares of each other Citi Fund in accordance with the procedures disclosed in the Fund's prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.         Voting Rights
           -------------

o Each A Shares shareholder will have one vote for each full A Share held and a fractional vote for each fractional A Share held. A Shares shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the A Shares (such as a distribution plan or service agreement relating to the A Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the A Shares shareholders differ from the interests of holders of any other class.

5.         Conversion Rights
           -----------------

         A Shares do not have a conversion feature.

                                                                     EXHIBIT K.2

                          CITI MARKET PILOT 2020 FUND
                          CITI MARKET PILOT 2030 FUND
                          CITI MARKET PILOT 2040 FUND

                        CERTIFICATE OF CLASS DESIGNATION

                                    I SHARES
                                    --------

1.       Class Specific Distribution Arrangements, Other Expenses
         --------------------------------------------------------

         I Shares are sold without a load or sales charge, and do not impose a shareholder service fee or asset-based sales charge.

2.       Eligibility of Purchasers
         -------------------------

         I Shares are principally designed for purchase by institutional investors, subject to the minimum investment requirement described in the Fund's prospectus.

3.        Exchange Privileges
          -------------------

         I Shares of each Citi Fund may be exchanged for I Shares of each other Citi Fund in accordance with the procedures disclosed in each Fund's prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.        Voting Rights
          -------------

         Each I Share shareholder will have one vote for each full I Share held and a fractional vote for each fractional I Share held. I Share shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to its distribution or shareholder servicing arrangements; (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the I Share shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.        Conversion Rights
          -----------------

          I Shares do not have a conversion feature.